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Exhibit 99.17

[AMERICAN STOCK EXCHANGE                                American Stock Exchange
      LOGO HERE]                                        86 Trinity Place
                                                        New York, NY  10006-1872
                                                        T 212 306 1000

John T. Tubman
Vice President
Listing Qualifications

VIA FACSIMILE AND MAIL
-----------------------

August 26, 2002

Mr. Don V. Hahnfeldt
Chairman and Executive Vice President
Eurotech, Ltd.
10306 Eaton Place, Suite 220
Fairfax, VA 22030

Dear Mr. Hanhfeldt:

The American Stock Exchange (the "Amex" or "Exchange"), as a self-regulatory organization, has the responsibility to provide a fair and orderly marketplace to issuers and to the investing public. Included in these responsibilities is the obligation to take appropriate steps to ensure that companies listed on the Amex market comply with applicable continued listing standards. Investors in companies listed on the Amex have a reasonable expectation that those companies comply with such listing standards or, at a minimum, have a plan in place to return to compliance within a specified time. In line with recent changes to Amex listing requirements, which were adopted in response to recommendations from the Securities and Exchange Commission, listed companies that are not in compliance with the Amex continued listing standards are now required to submit a plan for returning to compliance.

A review of Eurotech, Ltd. (the "Company") Form 10-Q for the period ended June 30, 2002 indicates that it is below certain of the Exchange's continued listing standards as set forth in Part 10 of the Amex Company Guide, and the Company has therefore become subject to the procedures and requirements of Section 1009 of the Amex Company Guide. Specifically, the Company has fallen below: Section 1003 (a)(iv) with sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet obligations as they mature; Section 1003 (d) when the securities of a company failing to comply with its listing agreement or other agreements with the Exchange in any material respect, namely the issuances of additional shares of a listed class without prior listing thereof, failure to obtain shareholder approval of corporate action where required by Exchange policies, and failure to provide information reasonably required; and Section 1003 (f)(iii) if the company or its management shall engage in operations





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Mr. Don V. Hahnveldt
August 26, 2002 Page 2

which, in the opinion of the Exchange, are contrary to the public interest. In this regard, Staff notes that the issuance of shares to Woodward, LLC without approval of shareholders' and the Exchange is contrary to the public interest. Accordingly, the Company must contact Dennis Meekins at (212) 306-1302 or Theon Alleyne at (212) 306-2394 by September 5, 2002 to confirm receipt of this letter, discuss any possible financial data of which the Exchange staff may be unaware, and indicate whether or not it intends to submit a plan.

Furthermore, in order to maintain its Amex listing, the Company must submit a plan by September 25, 2002 advising the Exchange of action it has taken, or will take, that would bring it into compliance with the continued listing standards within a maximum of 18 months of receipt of this letter. The plan should include specific milestones, quarterly financial projections, and details related to any strategic initiatives the Company plans to complete.(1) The Listings Qualifications Department management will evaluate the plan, including any supporting documentation, and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards within 18 months, in which case the plan will be accepted.

If the plan is accepted, the Company may be able to continue its listing during the plan period of up to 18 months, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. The Company must also issue a press release disclosing the fact that it has fallen below the continued listing standards of the Amex and that its listing is being continued pursuant to an extension. The press release must be issued within five (5) business days from notification that the plan has been accepted.

Please be advised that, if the Company is not in compliance with the continued listing standards at the conclusion of the 18-month plan period, or does not make progress consistent with the plan during the plan period, the Exchange staff will initiate delisting proceedings as appropriate. If the Company does not submit a plan, or submits a plan that is not accepted, the Company may be subject to delisting proceedings. The Company may appeal a staff determination to initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Amex Company Guide.

Please note that this letter and your proposed response may constitute non-public information in accordance with federal securities laws, and you may wish to consult with your legal counsel in this regard. Therefore, the only designated representatives at the Exchange with which this matter should be discussed are myself or another member of the Listing Qualifications Department staff. Further, as I am sure you are aware, pursuant to Section 910 of the Amex Company Guide,

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(1) For your convenience, a suggested format for plan responses is attached.
Please note that the information outlined in the suggested format is for information purposes only and is not intended to provide specific plan requirements. However, your plan must demonstrate an ongoing continuous effort to regain compliance through specific goals and initiatives, which can reasonably be expected to be completed within the plan period.





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Mr. Don V. Hahnfeldt
August 26, 2002 Page 3

Exchange Specialists must be treated as members of the public, and accordingly, no non-public information should be discussed with or otherwise disclosed to your specialist.

For your convenience, copies of Section 910, Part 10 and Part 12 of the Amex Company Guide are enclosed.

The Amex truly values the long-standing relationship it has had with Eurotech, Ltd and remains hopeful that you will be able to maintain your listing. If you are in need of any assistance in this difficult matter, or in your efforts to regain full compliance, please do not hesitate to contact Dennis Meekins at (212) 306-1302 or Theon Alleyne at (212) 306-2394.

Sincerely,

/s/ John Tubman
---------------
    John Tubman

    Enclosure





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      Suggested Format for Plan Responses (For Informational Purposes Only)
      ------------------------------------

1.       Corporate Background Information
2. Facts and circumstances that led to the Company falling out of compliance with the continued listing standards
3.       Current condition of the Company
4. A strategic outline including goals an initiatives which the Company has a reasonable expectation of completing. Such goals and initiatives should be summarized by quarter, and should demonstrate the manner in which the Company anticipates returning to compliance with the standards. The Plan could include one or more of the following:
         (i)      New equity raising activities
         (ii)     Debt/capitalization restructuring
         (iii)    Merger/acquisition/disposition activity
         (iv)     Pre-tax, net income, EBITDA, etc goals
         (v)      Gross margin and/or operating
         (vi) Quarterly income statement, cash flow and balance sheet projections assuming successful completion of the Company's intended goals and initiatives
5. Should certain critical accomplishments not be met in any one quarter, the Company may be subject to suspension and delisting. With that in mind, the plan could also include strategic alternatives or contingencies assuming that a critical goal was not met.
6. The Plan could also include documentation evidencing the feasibility of the Plan being completed. This documentation may include:
         (i) Board of Director resolutions authorizing management to commence, move forward or complete a given action
         (iii) Correspondence from the Company's investment advisors/bankers/potential investors/accountants/attorney's regarding a planned capital raising activities, merger/acquisition/disposition transaction, etc.
         (iv)     Pending SEC filings such as S-4's, Proxy vote, etc